Exhibit 99.1

FOR IMMEDIATE RELEASE

                              Media contact:
                              Jim Fitzpatrick
                              The Dilenschneider Group
                              312-553-0700


                        MERCURY FINANCE REAFFIRMS INTENT
                           TO FILE RESTRUCTURING PLAN


CHICAGO, July 8, 1998 - Mercury Finance Company said today that the Company is on track to file its prestructured plan of reorganization in the Federal bankruptcy court in mid-July as previously announced.

     Mercury's statement comes after the Company was advised that several of the litigants in the pending securities lawsuits had resorted to the filing of a petition in the U.S. Bankruptcy Court for the Northern District of Illinois on July 6 asking the court to place the Company into a Chapter 11 proceeding. The Company has 20 days to file a response with the court. Mercury, which conducts its business operations through wholly owned subsidiaries, said that none of the subsidiaries were named in the petition.

     "The action of the securities litigants does not alter our intent to file the previously disclosed prestructured plan of reorganization," said William A. Brandt, Jr., Mercury's president and chief executive officer. "Mercury has remained current with its trade creditors and has complied with all payment obligations due under its forbearance arrangements with its lenders. We continue to believe that the prestructured plan, as earlier announced by Mercury, will provide the Company with a sound financial platform from which to operate its business and return to profitability."

                                     -more-

     "SAFE HARBOR" STATEMENT UNDER THE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains certain forward-looking statements pertaining to an involuntary bankruptcy petition, the outcome of the company's agreement with certain lenders, future operations and other matters. These statements are subject to uncertainties and other factors. Should one or more of these uncertainties or other factors materialize, or should underlying assumptions prove incorrect, actual events or results may vary materially from those anticipated. Such uncertainties and other factors include the outcome of negotiations with the company's lenders with respect to the plan of reorganization and other documents related thereto, approval by the Bankruptcy Court, objections of third parties, as well as the company's ability to acquire finance receivables on terms it deems acceptable, changes in the quality of finance receivables, trends in the automobile and finance industries, and general economic conditions. The company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.